Exhibit 3.1

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “INOTIV PARENT, LLC”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JULY, A.D. 2026, AT 6:28 O`CLOCK P.M.

/s/ C. P. Sanchez
Charuni Patibanda-Sanchez, Secretary of State
10698581 8100	Authentication: 204523046
SR# 20263721316	Date: 07-14-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

INOTIV PARENT, LLC

July 14, 2026

This Certificate of Formation of Inotiv Parent, LLC (the “Company”) is being duly executed and filed by Cate Whittaker as an authorized person to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).

FIRST: The name of the limited liability company formed hereby is Inotiv Parent, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:28 PM 07/14/2026
FILED 06:28 PM 07/14/2026
SR 20263721316 - File Number 10698581

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first set forth above.

By:	/s/ Cate Whittaker
	Name:	Cate Whittaker
	Title:	Authorized Person

[Signature Page for Certificate of Formation of Inotiv Parent, LLC]